Exhibit 99.(a)(6)

Dear Colleagues,

As we head into the summer months, I wanted to take a moment to thank you all for your hard work. This is an important time for our Company as we execute our strategic plan and deliver on our commitments to all stakeholders, and you are all proving that you are up to the task.

Your focus, particularly in recent weeks, has not gone unnoticed. I also know there have been some questions about our position on Crane Co.’s latest assertions. I wanted to let you know that we updated the CIRCOR website today with a revised “Setting the Record Straight” Fact Sheet, which provides some additional information. If you are interested in better understanding the perspectives of our Board and Leadership Team, I encourage you to read the Fact Sheet. Our updated investor presentation is also on our website if you would like to review our overall perspective.

With the first half of 2019 now behind us, I am proud of what we have accomplished and look forward to continuing our momentum in the second half of the year. I ask that everyone remain focused, as you have been, on serving our customers and providing the high quality products and services that they have come to expect from us.

Thank you again for your commitment and for helping us achieve our objectives.

Sincerely,

Scott Buckhout

President and Chief Executive Officer

Additional Information About the Crane Tender Offer

CIRCOR International, Inc. (“CIRCOR”) has filed with the Securities and Exchange Commission a Solicitation/Recommendation Statement on Schedule 14D-9, as amended.  CIRCOR shareholders are advised to read the Solicitation/Recommendation Statement on Schedule 14D-9, as amended from time to time, because it contains important information. Shareholders may obtain a free copy of the Solicitation/Recommendation Statement on Schedule 14D-9, as amended from time to time, as well as any other documents filed by CIRCOR in connection with the tender offer by Crane, free of charge at the SEC’s website at www.sec.gov.  In addition, investors and security holders can obtain free copies of these documents from CIRCOR by directing a request to CIRCOR International, 30 Corporate Drive, Burlington, Massachusetts 01803, Attention: investor relations, or by calling (781) 270-1200.  Shareholders may also request copies of these documents from MacKenzie Partners, Inc., which is assisting CIRCOR in this matter, by calling 800-322-2885 Toll-Free or by email at circor@mackenziepartners.com.

Forward Looking Statements

This document contains forward-looking statements. Reliance should not be placed on forward-looking statements because they involve risks, uncertainties and other factors, which are, in some cases, beyond the control of CIRCOR. Any statements in this document that are not statements of historical fact are forward-looking statements, including, but not limited to, those relating to continuing CIRCOR’s momentum. Actual events, performance or results could differ materially from the anticipated events, performance or results expressed or implied by such forward-looking statements. Important factors that could cause actual results to vary from expectations include, but are not limited to: our ability to respond to competitive developments and to grow our business, both domestically and internationally; changes in the cost, quality or supply of raw materials; our ability to comply with our debt obligations; our ability to successfully implement our acquisition, divestiture or restructuring strategies, including our integration of the Fluid Handling business; changes in industry standards, trade policies or government regulations, both in the United States and internationally; and our ability to operate our manufacturing facilities at current or higher levels and respond to increases in manufacturing costs. FOR A MORE DETAILED DISCUSSION OF SUCH RISKS AND OTHER FACTORS, WE STRONGLY ADVISE YOU TO READ THE SECTION ENTITLED “RISK FACTORS” IN OUR MOST RECENT ANNUAL REPORT ON FORM 10-K AND SUBSEQUENT REPORTS ON FORMS 10-Q, WHICH CAN BE ACCESSED UNDER THE

“INVESTORS” LINK OF OUR WEBSITE AT WWW.CIRCOR.COM. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.